Exhibit 1

NEWS RELEASE

North American Palladium Completes Second Tranche of Convertible Debenture Offering

All figures are in Canadian dollars except where noted.

Toronto, Ontario, April 11, 2014 – North American Palladium Ltd. (“NAP” or the “Company”) (TSX: PDL) (NYSE MKT: PAL) is pleased to announce that it has closed the second tranche, for gross proceeds of $30 million (the “Second Tranche”), of its previously announced public offering of 7.5% convertible unsecured subordinated debentures and associated warrants (the “Offering”).

Through the Second Tranche of the Offering, the Company sold $30 million principal amount of convertible unsecured subordinated debentures (the “Debentures”) of NAP at a price of $1,000 per Debenture, including approximately 16.2 million common share purchase warrants (the “Warrants”). The conversion price of the Second Tranche Debentures is C$0.4629, and the exercise price of the Second Tranche Warrants is C$0.5786.

The Second Tranche Debentures will mature on April 11, 2019, unless redeemed or converted earlier and will bear interest at an annual rate of 7.5% payable semi-annually in arrears on March 31 and September 30 of each year, commencing September 30, 2014. Holders may convert their Debentures into common shares of NAP at any time at a conversion rate of approximately 2,160 common shares per $1,000 principal amount of Debentures, subject to adjustment in certain circumstances.

Upon conversion of the Second Tranche Debentures, the holders are entitled to receive all accrued and unpaid interest that would have been paid if the Debentures were held to maturity (the “Make Whole Amount”). The Company has the option to pay the Make Whole Amount in common shares based on the 5-day volume weighted average price of the common shares on the TSX ending two trading days immediately preceding the conversion date.

The Warrants will entitle the holders thereof to purchase up to 25% of the number of common shares of NAP into which the principal amount of Debentures purchased by the holders are convertible at the initial fixed conversion price (excluding common shares issuable as interest, make-whole amounts or otherwise), at any time before 5:00 p.m. (Toronto time) on the second anniversary of the date of issue.

The syndicate of agents was led by Edgecrest Capital Corporation and included Canaccord Genuity Corp. in Canada, and Canaccord Genuity Inc. in the United States, as the exclusive placement agents for the Offering.

Additional Information About the Offering

The net proceeds from the Offering are expected to be used for expenditures at the Company’s Lac des Iles mine, exploration, mining equipment and for other general corporate purposes. The TSX and the NYSE MKT have conditionally approved the listing of the underlying common shares. The Debentures and Warrants are not listed. The Company’s common shares trade on both the TSX and the NYSE MKT.

The Company filed a final base shelf prospectus and a final prospectus supplement with the securities regulatory authorities in Canada and a prospectus supplement and registration statement (including a base prospectus) and a final prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the Offering. The offering in Canada was made only by the base shelf prospectus and the final prospectus supplement.

Before investing, readers are encouraged to read the base shelf prospectus, the registration statement and the prospectus supplement and other documents the Company has filed with the securities regulatory authorities in Canada and the SEC for more complete information. You may get these documents for free by visiting SEDAR at www.sedar.com or EDGAR at www.sec.gov.

Alternatively, the lead agent (Edgecrest Capital Corporation) can arrange to send you the Offering documents if you so request by calling toll-free 1 (877) 257-7366 at 70 York Street, Suite 1500, Toronto, Ontario, M5J 1S9.

About North American Palladium

NAP is an established precious metals producer that has been operating its Lac des Iles mine (“LDI”) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors leverage to the price of palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

For further information please contact:

John Vincic

Investor Relations Advisor

Telephone: 416-360-7374

Email: jvincic@nap.com

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘will’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: the use of proceeds and the closing of all or part of the residual $5 million of the offering. The Company cautions the reader that such forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risk factors include, but are not limited to: the possibility that metal prices and foreign exchange rates may fluctuate, and the possibility that the LDI mine may not perform as planned. For more details on these and other risk factors see the Company’s prospectus supplement relating to the Offering on file with the SEC and Canadian provincial securities regulatory authorities.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release, which may prove to be incorrect, include, but are not limited to: that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business, and that there will be no material delays affecting operations or the timing of ongoing development projects. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.